SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                             DATA GENERAL CORPORATION
             -----------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   237688106
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 237688106                            13G          Page _2 of _5 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       CRAMER ROSENTHAL MCGLYNN
       TAX ID # 13-3156718

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     INCORPORATED IN THE STATE OF NEW YORK


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             2,773,100
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       2,773,100

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    2,773,100

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     5.695%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                       IA


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                             Page _3 of 5_ Pages




Item 1.     (a)   Name of Issuer:

                             DATA GENERAL CORPORATION
            (b)   Address of Issuer's Principal Executive Offices:
                4400 COMPUTER DRIVE, WESTBORO, MA 01580

Item 2.     (a)   Name of Person Filing:

                         CRAMER ROSENTHAL MCGLYNN, INC.
            (b)   Address of Principal Business Office:

                  707 WESTCHESTER AVE, WHITE PLAINS, NY 10604
            (c)   Citizenship:

                     INCORPORATED IN THE STATE OF NEW YORK
            (d)   Title of Class of Securities:

                                  COMMON STOCK
            (e)   CUSIP Number:
                                   237688106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company  as defined  in section  3(a)(19) of
                        the Act

            (d)   [X]   Investment Company registered under  section 8 of  the
                        Investment Company Act

            (e)   [ ]   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is  subject
                        to the  provisions of  the Employee Retirement  Income
                        Security Act of  1974 or Endowment  Fund; see  Section
                        240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G)

            (h)   ( )   Group,   in   accordance    with   Section    240.13d-
                        1(b)(1)(ii)(H)

                                                             Page _4 of 5_ Pages



Item 4.     Ownership.

                                    2,773,100

Item 5.     Ownership of Five Percent or Less of a Class.

                           ONE CLASS OF STOCK 5.695%

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                                 NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.
                                 NOT APPLICABLE

Item 8.     Identification and Classification of Members of the Group.
                                 NOT APPLICABLE

Item 9.     Notice of Dissolution of Group.

                                 NOT APPLICABLE
Item 10.    Certification.

            By signing below we certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature.

                                  MICHAEL MARRONE
                                  VP - DIRECTOR OF OPERATIONS
                                  CRAMER ROSENTHAL MCGLYNN


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:

By: MICHAEL MARRONE
    VP - DIRECTOR OF OPERATIONS
    CRAMER ROSENTHAL MCGLYNN
   -------------------------------